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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
          EXTENDS INVESTMENT NOTE EXCHANGE OFFER THROUGH JULY 31, 2004

Philadelphia, PA...June 28, 2004...American Business Financial Services, Inc. (NASDAQ: ABFI) announced today that it has extended its exchange offer through July 31, 2004. The exchange offer was scheduled to end on June 30, 2004.

ABFS had offered to exchange up to $120 million of eligible investment notes in its Offer to Exchange, and because the offering is not fully subscribed, the Company has extended the offer through July 31, 2004. The exchange offer as extended, gives eligible noteholders two options. The first option allows eligible noteholders to exchange the principal amount of their investment notes for equal amounts of:

     o a senior collateralized note, with the same maturity date and an interest rate of 10 basis points (.10%) higher than their existing note; and

     o shares of 10% Series A convertible preferred stock, with a liquidation value equal to $1.00 per share (plus any unpaid dividends). The Series A convertible preferred stock will be convertible into shares of the Company's common stock commencing 24 months after the issuance date, at an exchange rate of 20% above the liquidation value, and at an exchange rate of 30% above the liquidation value commencing 36 months after the issuance date.

The second option allows eligible noteholders to exchange 100% of the investment notes principal amount for shares of 10% Series A convertible preferred stock.

The purpose of the exchange offer is to increase stockholders' equity and to reduce the amount of outstanding debt, which will assist ABFS in enhancing its ability to implement its adjusted business model.

American Business Financial Services, Inc. is a diversified financial services organization operating mainly in the eastern and central portions of the United States. Recent expansion has positioned the Company to increase its operations in the western portion of the United States, especially California and Texas. Through its principal direct and indirect subsidiaries, the Company currently originates, sells and services home equity loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania. The Company also processes and purchases home equity loans from other financial institutions through its Bank Alliance Services program.

For further information, contact Stephen M. Giroux, Executive Vice President and General Counsel, 215-940-4537, or Keith Bratz, VP--Corporate Communications, 215-940-4525.

                                      # # #

Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company's products, relationships with brokers, ability to obtain financing, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets, ability to successfully implement changes in business strategy, amount of debt outstanding, restrictive covenants in debt instruments and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.